UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM 12b-25
                                                              SEC FILE NUMBER
                           NOTIFICATION OF LATE FILING	       000-52872

                                    FORM 10-K
                                                                 CUSIP NUMBER
                                                                  04621L 10 4
                         For Period Ended:  December 31, 2009

(Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.)

PART I - REGISTRANT INFORMATION


                              Assurance Group, Inc.
                       ----------------------------------
                             Full Name of Registrant


                              Air Media Now!, Inc.
                          --------------------------
                           Former Name if Applicable


                        601 Seafarer Circle, Suite 402
                     --------------------------------------
             Address of Principal Executive Office (Street and Number)



                             Jupiter, Florida 33477
                        ---------------------------------
                             City, State and Zip Code


PART II - RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

[ ]  (a)	The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

[X] (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F, 11-K, Form N-SAR or Form N-CSR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

[ ] (c) The accountant's statement or other exhibit required by Rule 12b-25 has been attached if applicable.


PART III - NARRATIVE

State below in reasonable detail the reasons why the Form 10-K, 20-F, 11-K, 10-Q, N-SAR, N-CSR, or the transition report or portion thereof, could not be filed within the prescribed time period.

   Because of delays in completing the Company's financial statements with an independent Securities and Exchange Commission and Public Company Accounting Oversight Board registered public accounting firm. Audited financial statements are needed to complete the Form 10-K for the period ending December 31, 2009.

PART IV - OTHER INFORMATION

(1)	Name and telephone number of persons in contact in regard to this notification.

          Richard C. Turner		           561-249-1354
	  --------------------			 ---------------
 		(Name)		      (Area Code) (Telephone Number)


(2)	Have all other periodic reports required under Section 13 or 15 (d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports) been filed? If answer is
no, identify report (s).  [ ] Yes   [X] No   December 31, 2008 form 10-K

(3)	Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? [ ] Yes [X] No
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                               Assurance Group, Inc.
                        --------------------------------
                   (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Assurance Group, Inc.


By: /s/ Richard C. Turner
Richard C. Turner, CFO

Dated:  March 31, 2010




[ATTENTION: Intentional misstatements of omissions of fact constitute Federal Criminal Violations (See 18 U.S.C. 1001.]